CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock ETF Trust of our report dated September 23, 2025, relating to the financial statements and financial highlights of iShares Large Cap Value Active ETF, which appears in BlackRock ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 25, 2025